Revett Minerals Reports on 2008 Financial and Operating Results

March 31, 2009; Revett Minerals Inc., Spokane Valley, Washington (“TSX-RVM”) (“Revett” or the “Company”) announces its consolidated operating and financial results for the year ending December 31, 2008. All currency in this release is in United States dollars unless otherwise indicated.

2008 Achievements include:
•	Retired final $6 million of acquisition debt.
•	Record production from the Troy Mine (100% basis) in 2008:
	o	Silver = 1,178,913 ounces in concentrate
	o	Copper = 9,791,145 pounds in concentrate
•	Improved productivity at Troy of 18% year-on-year:
	o	3,642 tons ore milled per day in 2008 as compared to 3,096 tons per day in 2007
•	Troy has operated since August 2007 without any significant lost time incidents.
•	Montana Department of Environmental Quality (“MDEQ”) approved an Environmental Assessment in December 2008 for the Rock Creek Evaluation Program indicating continued support by the State.
•	Rock Creek initiated installation of basic infrastructure.
•	Filed final legal briefs with the U.S. District Court addressing challenges to Rock Creek’s Record of Decision.

Consolidated Results
During the second half of 2008 the most significant event affecting the financial performance of the Company was the dramatic decline in the price of copper and silver. Metal prices will continue to be the most significant factor influencing the Company’s operations going forward. We recorded revenues of $35.9 million while incurring direct operating costs and depreciation and depletion expenses of $37.2 million and $1.8 million respectively, resulting in a loss from mining operations of approximately $3.1 million for the year ended December 31, 2008. Profit/loss from mining operations is a non-GAAP measure of financial performance and may not be comparable to similar measures presented by other mining issuers. However, management believes that profit from mining operations is a useful supplemental measure of performance of Troy.

Revenues decreased in 2008 because of the significant decrease in the price of copper and silver over the last six months of the year. For the first six months of 2008, copper’s average price was $3.68 per pound and silver’s average price was $17.43 per ounce. During the second half of 2008, copper’s price averaged $2.63 and silver’s price averaged $12.61 and finished off the year at $1.32 and $11.27 respectively. These price declines have resulted in a corresponding decline in the Company’s cash and working capital position as at December 31, 2008 largely due to an increase in amounts owed its customers for settlement of provisionally priced concentrate sales. Further declines in the price of copper and/or silver could result in a further reduction in working capital and cash flows. Given the current market conditions, the Company may experience difficulties raising sufficient external financing to meet its obligations.

As a result of the significant decreases in both copper and silver prices and the Company’s lack of working capital, the Company was unable to repay its customer for some of its concentrate sold upon final settlement. On January 23, 2009, the Company entered into a Senior Floating Rate Note (“Note”) for $4.3 million with an interest rate of LIBOR plus five percent. Interest payments are due on the last day of each quarter, commencing March 31, 2009 with computation commencing January 1, 2009. The

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outstanding principal balance of this Note is due on June 30, 2009. The Company granted a first-priority mortgage on certain mitigation lands acquired for the Rock Creek project.

Our cost of sales during 2008 increased by $6.3 million from 2007 for the following reasons: a $5.4 million increase due to mining 200,000 more tons of ore in 2008; a $0.5 million safety bonus paid to the employees; and a $0.4 million accrual for potential MSHA penalties related to an accident in 2007.

Other expenses recorded during the year included the non-cash accretion for reclamation and remediation liability of $0.6 million, general and administrative costs of $5.6 million, exploration and development expenditures at Troy and Rock Creek of $2.1 million, and net other expense of $0.7 million. Exploration and development spending was about the same as in 2007 at $2.1 million. The recognition of other expense was due to a $0.7 million loss on the value of foreign currencies; primarily cash held in Canadian dollars compared to a $1.5 million dollar gain in 2007.

The following is a summary of the production, sales and shipment results from the Troy Mine (100% basis) for the fourth quarter and the twelve month period ending December 31, 2008.

Troy Production Summary (100%)	Fourth Quarter 2008	2008 Fiscal Year	2007 Fiscal Year
Tons milled	354,190	1,307,447	1,108,503
Tons milled per day	3,935	3,642	3,096
Operating cost per ton milled (USD)	24.96	26.18	26.03
Silver grade (opt)	1.21	1.00	1.07
Copper grade (pct)	0.44	0.43	0.50
Silver recovery (pct)	88.7	89.8	88.9
Copper recovery (pct)	87.2	87.5	86.9
Silver produced (ounces)	380,157	1,178,913	1,054,417
Copper produced (pounds)	2,737,858	9,791,145	9,681,827
Silver sold (ounces)	343,009	1,047,731	964,916
Copper sold (pounds)	2,576,559	9,342,126	8,962,776

Our milling throughput at Troy for 2008 was 1,307,447 tons of ore (3,642 tons per day), which was less than our planned throughput of 4,295 tons per day, but still approximately 18% more mill throughput than we achieved in 2007. We did not meet our operating projections at Troy during the year due primarily to a delay in development work, the experience level of the mining workforce, and equipment maintenance issues. Extensive training programs were implemented to improve the workforce knowledge which resulted in improved performance in the fourth quarter to 3,935 tons per day. Metal grades for silver and copper during the year were slightly lower than plan due primarily to increased production in the South Ore Body lower quartzite area. A contractor was hired in the third quarter to improve access to the East Ore Body area which is a higher grade mining area to be utilized more in future mine plans. Overall silver production increased by 8% and copper production increased by 1% compared to 2007. During 2008, the copper grade from the mine averaged 0.43% and the silver grade averaged 1.00 ounces per ton. Recoveries have been slightly above planned levels.

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Troy Mine Year End Reserves & Resources
Estimated Mineral Reserves and Resources as of December 31, 2008 are as shown in the following tables:

Troy Reserves (Dec. 31, 2008)		Grades		Contained Metals
Classification(1)	Tons (Mst)(2,3)	Silver (opt)	Copper (%)	Silver (Moz)	Copper (Mlbs)
Proven	4.0	1.34	0.69	5.3	54.4
Probable	6.4	1.10	0.49	7.1	63.3
Total	10.4	1.19	0.57	12.4	117.7

1.	Mineral Reserves have been categorized in accordance with the classifications defined by the Canadian Institute of Mining, Metallurgy, and Petroleum (“CIMM”).
2.	Does not include resources contained in planned pillars. Only material scheduled to be extracted and milled included.
3.

The estimated mineral reserves were calculated by Mr. Larry Erickson, P Eng., a Qualified Person (“QP”) in accordance with Canadian National Instrument 43-101 (“NI 43-101”). They are stated using a cut-off grade of US$ 20.02 net smelter return per ton calculated at US$ 12.00/oz Ag and US$2.25/lb Cu. Mr. Erickson is an employee of Revett and is not considered independent.

Troy Resources (Dec. 31, 2008)				Contained Metals
Classification(1)	Tons (millions)(2,3)	Ag (opt)	Copper (pct)	Ag (million oz)	Cu (million lbs)
Measured	42.2	1.42	0.70	60.2	594.0
Indicated	17.4	0.99	0.44	17.1	152.8
Total Measured & Indicated	59.6	1.30	0.63	77.3	746.8
JF Property(4)	11.0	1.4	0.40	15.4	88.8
Total Inferred	11.0	1.4	0.40	15.4	88.8

1.	Mineral Resources have been categorized in accordance with the classifications defined by the CIMM
2.	Includes Proven & Probable Reserves and resources contained in existing pillars.
3.

The estimated mineral resources were calculated by Mr. Larry Erickson, P Eng., a QP in accordance with NI 43-101. They are stated using a cut-off grade of US$ 20.02 net smelter return per ton calculated at US$ 12.00/oz Ag and US$2.25/lb Cu. Mr. Erickson is an employee of Revett and is not considered independent.

4.

Resources listed for the JF Property are Historic Resources as defined by the CIMM and have not been audited by a Qualified Person. In 1992, ASARCO reported in an internal report a “Mineral Reserve” for the JF deposit of “11 million tons grading 0.4% Cu and 1.4 opt Ag.” This historical mineral resource estimate, which was prepared before the adoption of NI 43-101 and uses categories other than the ones set out in section 1.2 of NI 43- 101, is considered relevant. A QP has not, however, done sufficient work to classify the historical estimate as current mineral resources and accordingly, Revett does not treat ASARCO’s historical estimate as current mineral resources. The reader is cautioned that the ASARCO historical estimate should not be relied upon. Revett has not yet taken the steps to validate this drilling information with new drilling data, however, Mr. Larry Erickson, P Eng., a QP in accordance with NI 43-101, has reviewed ASARCO’s drilling data (ie; core logs, assay results, sections) and believes it to be reliable. Mr. Erickson is an employee of Revett.

Rock Creek
At Rock Creek, the Company continues with its efforts to advance the project. In July 2008, the Company along with the U.S. Forest Service (“USFS”) and Montana Department of Environmental Quality (“MDEQ”) filed final legal briefs in U.S District Court addressing challenges to Rock Creek’s Record of Decision (“RoD”).

However, while the project is stalled in court, Revett is continuing to fulfill its requirements under the RoD with respect to project mitigation by funding a trust which covers two grizzly bear biologists for Montana Fish, Wildlife & Parks. The Company has acquired private lands which will eventually be set aside for bear habitat as per our RoD.

In addition to completing engineering on the water treatment plant, Revett has initiated the installation of support infrastructure at site in anticipation of a favorable ruling from the court. Approval was granted to construct the Evaluation Adit Support Facilities (office, shop, dry, etc.) on private land and reclamation bonding for this activity was provided. The office and core storage building were completed in June 2008.

In December 2008, the Montana Supreme Court ruled on an appeal brought by several environmental groups challenging a water discharge permit. This ruling voided 2 of 5 outfalls in the permit and

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remanded the permit back to the MDEQ for further consideration. This permit is in the process of being renewed and is not required for the evaluation phase of the project.

Also in December 2008, the MDEQ approved an Environmental Assessment for the Rock Creek Evaluation Program indicating continued support by the State. On March 12th, 2009, Revett received notice that the USFS had executed a Memorandum of Understanding for implementation of the grizzly bear mitigation plan for Rock Creek.

Rock Creek Year End Resources
Rock Creek (Dec. 31, 2008)		Grades		Contained Metals
Classification(1)	Tons (Mst)(2)	Silver (opt)	Copper (%)	Silver (Moz)	Copper (Mlbs)
Inferred	137.0	1.67	0.74	229.0	2,022.0
Total	137.0	1.67	0.74	229.0	2,022.0

1.	Mineral Resources have been categorized in accordance with the classifications defined by the CIMM.
2.

The estimated mineral resources are based upon a technical report (the “ Rock Creek Report”) dated May 7, 2004, amended as of January 27, 2005, prepared by SRK Consulting, Toronto in accordance with NI 43-101. They are stated using a cut-off grade of US$ 10.00 net smelter return per ton.

About Revett
Revett Minerals, through its subsidiaries, owns and operates the Troy Mine and development-stage Rock Creek Project, both located in northwestern Montana, USA. These projects host significant copper and silver mineral reserves and resources and will form the basis of our plan to become a solid mid-tier base and precious metals producer. Revett plans on expanding production through exploration in and around its current properties, as well as through targeted business combinations of advanced stage projects.

John Shanahan
President & CEO

For more information, please contact:

Ken Eickerman, CFO or Doug Ward, VP Corporate Development at (509) 921-2294 or visit our website at www.revettminerals.com.

Except for the statements of historical fact contained herein, the information presented in this press release may contain “forward–looking statements” within the meaning of applicable Canadian securities legislation and The Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the price of silver and copper, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the effect on the Company’s operations of pending or planned legal challenges, the timing and amount of estimated future production, industrial accidents, and costs of production, all involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Generally, these forward looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects”, or “does not expect”, “is expected”, “is not expected”, “budget”, “plans”, “schedule”, “estimates”, “forecasts”, “intends”, “anticipates”, “or does not anticipate” or “believes” or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. Forward looking statements are subject to known and known risks, uncertainties and other factors. Such other factors may include, among others, ground control problems and flooding, metallurgical recovery problems, ore grade or tonnage shortfalls, labor disruptions or shortages of skilled labor, risks relating to environmental laws and regulations, the actual results of exploration activities, actual results of

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current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future metal prices, changes in the quantity and costs of producing copper concentrate as well as those factors discussed in the section entitled “Risk Factors” in the annual Form 10-K filed on SEDAR at www.sedar.com and with the SEC on EDGAR. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Revett Minerals does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.

11115 East Montgomery, Suite G, Spokane Valley, WA 99206
509-921-2294 fax 509-891-8901